Exhibit 10.71

Amendment 1

RF Monolithics, Inc. (RFM) and Morioka Seiko Instruments Inc. (MSI) agree that the Agreement between RFM and MSI entitled Manufacturing and Technical Support Agreement and dated June 11, 2001 (the Agreement) is hereby amended effective to June 1, 2002 as follows:

I.    Section 5.1 Price and Payment of Manufacturing Services.

The first and second paragraphs are deleted and replaced with the following:

Price and Payment of Manufacturing Services. During the term of this Agreement, Company shall pay for the services provided by Contractor under Section 2.1 hereof for the Manufacture of Products and prices for such service shall be denominated in Japanese Yen and shall be firm for a period of 90 days beginning upon signing of the Agreement. The initial price shall be the US dollar price per unit agreed upon by the parties and converted to Japanese Yen (“Base Conversion Rate”) based upon the previous ninety (90) day average dollar-to-Yen conversion rate as noted in the Wall Street Journal. The pricing shall be reviewed every 3 months and adjusted as follows:

Every 3 months (that correspond to RFM fiscal quarters (“Quarter Periods”)) the currency exchange rate between the US Dollar and Japanese YEN will be reviewed. The daily conversion rates will be averaged (“Most Recent Measuring dates currency conversion Average”) for a Quarter Period beginning 5 days before the Quarter Period starts and 5 days before the Quarter Period ends (“Measuring Dates”). This will allow time for the calculations to be done, approved and pricing change (if any) put into place no later then the first day of the new quarter. The Quarter Periods and Measuring Dates are as follows:

Quarter Periods	Measuring Dates
September 1 to November 30	May 26 to August 25
December 1 to February 28	August 26 to November 25
March 1 to May 31	November 26 to February 23
June 1 to August 31	February 24 to May 25

The average currency exchange rate for the Measuring Dates of the former base period will be compared to the most recent period. If there is more then a 5% change, then the Base Conversion Rate will be adjusted for one-half of the change to create a new conversion rate to be reflected in assembly pricing no later then the first day of the next Quarter Period. If the 5% change rule causes a new conversion rate, then that rate will become the Base Conversion Rate for the next quarterly calculation and the most recent Measuring Dates currency conversion average becomes the former base Measuring Dates currency conversion average for the next quarterly calculation.

The calculation is per the formula and definitions below:

If an absolute value of ((MRA-FRA)/FRA) is more then 5%; then NCR = BCR+(MRA-FRA)/2

“MRA” is Most Recent Measuring Dates currency conversion Average.
“FRA” is Former base Measuring Dates currency conversion Average.
“BCR” is Base Conversion Rate.
“NCR” is New Conversion Rate.

The quarterly calculation will be presented to both parties for approval. Any change in assembly pricing as the result of this calculation will be reflected in purchase orders issued after the Measuring Dates cut-off illustrated above.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representative this 20th day of June, 2002.

RF MONOLITHICS, INC.	MORIOKA SEIKO INSTRUMENTS INC.

/s/ David M. Kirk	/s/ Kennosuke Fujieda
(Authorized Signature)	(Authorized Signature)

Name David M. Kirk	Name Kennosuke Fujieda

(Type or Print)	(Type or Print)

Title President and CEO	Title President

(Type or Print)	(Type or Print)

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